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                                                                    Exhibit 99.7



                         THE NEW MOUNTAIN STRAYER TRUST

            THIS AGREEMENT is made and delivered as of the 23rd day of December, 2003, between NEW MOUNTAIN PARTNERS, L.P., a Delaware Limited Partnership (hereinafter referred to as the "Settlor"), and BANK OF AMERICA, N.A. (hereinafter and its successors collectively referred to as the "Trustee"), creating the "New Mountain Strayer Trust."

                              W I T N E S S E T H:

            The Settlor hereby irrevocably assigns, transfers and conveys to the Trustee the property listed on Schedule A, receipt of which is hereby acknowledged by the Trustee. The property from time to time held by the Trustee is hereinafter sometimes referred to as the "trust fund." The Trustee shall hold the property of the trust fund, IN TRUST, shall manage, invest and reinvest the same, shall collect the income therefrom and shall dispose of the same as follows:

                                 ARTICLE FIRST

                          Disposition of the Trust Fund

            A. The Trustee shall make distributions pursuant to this Subdivision A upon the receipt of proceeds of any Sale and upon the receipt of cash or marketable securities as a distribution or dividend (each such receipt a "Distribution Event"). Within sixty (60) days of a Distribution Event, the Trustee shall transfer, pay over and distribute the cash or marketable securities received by the trust (net of any administration expenses including, without limitation, those payable pursuant to Article FOURTH, hereinafter the "Net Distribution Amount") to and among the General Partner and those persons who were citizens or residents of the United States or domestic corporations within the meaning of Section 672(f)(1) of the Code and Limited Partners of the Settlor as of the closing date of the Sale or the record date of such distribution or dividend, as the case may be, pro rata among such Partners in the same proportions as their capital contributions to the Settlor with respect to the Strayer Stock as of such date (hereinafter the "Recipients").

            B. On January 18, 2010 or the earlier dissolution of the Settlor, the trust shall terminate and the Trustee shall transfer, pay over and distribute all remaining assets comprising the trust fund among the Recipients as of such date, pro rata in the same proportions as the capital contributions of the Recipients to the Settlor with respect to the Strayer Stock as of such date.
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            C. In determining the identity of the Recipients and the proportions of their capital contributions to the Settlor for the purposes of Subdivisions A and B of this Article, the Trustee shall be entitled to rely upon a certificate which shall be provided to the Trustee by the Settlor within thirty (30) days of a Distribution Event, upon termination of the trust and upon demand by the Trustee at any time.

                                 ARTICLE SECOND

                    Trustee Powers and Administrative Matters

            A. 1. The Trustee is expressly authorized to receive and hold Strayer Stock as a contribution from the Settlor and to acquire a limited partnership, membership, stock or other equity interest in one or more limited partnerships, limited liability companies and corporations, and in connection with any such receipt or acquisition to enter into any covenants or agreements restricting the trust hereunder from selling, transferring, assigning, conveying, distributing, pledging, mortgaging, encumbering, hypothecating or otherwise transferring shares or interests in Strayer Stock or any such interest in such entity.

                  2. Subject to Paragraph 3 of this Subdivision, the Trustee is expressly authorized to continue to invest and hold the entire trust fund as Strayer Stock and/or any other interest described in Paragraph 1 of this Subdivision A, notwithstanding any contrary rule of law regarding diversification of assets, delegation of investment decisions or otherwise, and further notwithstanding the fact that such property may not be marketable or liquid at any time or at all times.

                  3. The Trustee is expressly directed to sell all Strayer Stock that may be received pursuant to Article SIXTH on the public market at the earliest available opportunity following the registration of such stock pursuant the Registration Rights Agreement, provided that the sale price and other market conditions at such time are favorable to the Beneficiaries as determined in the sole discretion of the Trustee. In connection with such registration and sale, the Trustee is expressly authorized to exercise on behalf of the Settlor the piggy-back registration rights described in Section 3. of the Registration Rights Agreement and held by the Settlor in its capacity as a party to the Registration Rights Agreement.

                  4. It being the desire of the Settlor that the Trustee not confine the Trustee's investments of the trust under this Agreement to those

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      authorized by law or by any rule of court, unless the Trustee shall deem such course advisable, the Settlor hereby declares that the Trustee shall not be liable for any loss sustained by the trust under this Agreement by reason of the purchase, retention, sale or exchange of any investment by the Trustee pursuant to this Subdivision and in good faith.

                  5. Any decision of the Trustee with respect to the exercise or nonexercise of any discretionary power under this Agreement, or with respect to the time or manner of the exercise thereof, made in good faith, shall fully protect the Trustee and shall be conclusive and binding upon all persons interested in the trust under this Agreement. In no event and under no circumstances shall the Trustee incur any liability either individually or as Trustee, with respect to any duty, responsibility, power, authority or discretion of the Trustee under this Agreement unless the same shall be done or omitted by the Trustee by reason of willful misconduct, fraud or bad faith, and the Settlor hereby agrees that any Trustee will at all times, including after the Trustee ceases to serve as a Trustee, be protected and indemnified from the trust fund from any and all liability, loss, damages, or expenses of whatsoever kind or nature which such Trustee, individually or as Trustee, may at any time sustain or incur or become liable for by reason of acting as a Trustee hereunder, arising out of the Trustee's performance of the Trustee's duties hereunder, or otherwise arising in connection with this Agreement and the trust hereby created except by reason of willful misconduct, fraud or bad faith on the part of such Trustee.

            B. Subject to Subdivision A of this Article, the Trustee shall have, with respect to any and all property at any time held by the Trustee, whether constituting principal or income therefrom, the following powers, in addition to those granted elsewhere in this Agreement and those conferred by law:

                  1. To retain any such property as an investment without regard to the proportion which such property or property of a similar character, so held, may bear to the entire amount of the trust hereunder, whether or not trustees are authorized by law or by any rule of court to invest trust funds in such property.

                  2. To sell any such property at either public or private sale for cash or on credit of any duration, to exchange any such property and to grant options for the purchase of any such property, including, without limitation, stocks, with or without consideration and without any limitation on the period of any such option.


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                  3. To invest and reinvest in property of any character, real or personal, foreign or domestic, including, without limitation, the following: bonds; notes; debentures; mortgages; certificates of deposit; common and preferred stocks; shares or interests in partnerships or investment trusts and companies; mutual funds; participations in any common trust fund maintained by any corporate trustee acting hereunder; futures contracts in commodities of any kind (including, without limitation, financial futures, stock market indexes and currencies); and calls, puts and options (both covered and uncovered) on securities and commodities; to sell securities short and maintain and trade in both margin accounts and commodity accounts; all such investing and reinvesting to be without regard to the proportion which such property or property of a similar character, so held, may bear to the entire amount of the trust in which such property is held, whether or not trustees are authorized by law or by any rule of court to so invest trust funds.

                  4. To consent to and participate in, or to oppose, any foreclosure, liquidation or plan of reorganization, consolidation, merger, combination or other similar plan and to consent to any contract, lease, mortgage, purchase, sale or other action by any corporation pursuant to such plan.

                  5. To deposit any such property with any protective, reorganization or similar committee, to delegate discretionary power thereto and to pay part of its expenses and compensation and any assessments levied with respect to such property.

                  6. To exercise all conversion, subscription, voting and other rights of whatsoever nature pertaining to any such property and to grant proxies, discretionary or otherwise, with respect thereto.

                  7. To make or guaranty loans or borrow money in such amounts and upon such terms, with or without security, to or from the Trustee individually or others (other than loans to the Settlor), and for such purpose or purposes as the Trustee in the Trustee's discretion may determine, and in connection therewith to execute promissory notes, mortgages or other obligations and to pledge or mortgage any such property as security.

                  8. To engage and compensate agents (including, without limitation, accountants, custodians, investment advisers and attorneys, and regardless of whether the Trustee is a principal or employee thereof) to act in the Trustee's behalf, and to delegate discretionary power to such agents.


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                  9. To extend the time of payment of any obligation at any time owing by or to the Trustee or the trust hereunder and to compromise, settle or submit to arbitration upon such terms as the Trustee may deem advisable, or to release, with or without consideration, any claim in favor of or against the trust hereunder.

                  10. To cause any such property to be held either in nominee registration, with or without indication of the fiduciary character thereof, or unregistered.

                  11. In dividing or distributing the trust hereunder, or any part thereof, to make partition, division or distribution of property in kind, whether equal or disproportionate, and with or without thereafter making any adjustment for disproportionate income tax bases in such property, as the Trustee may deem advisable, and, for any such purpose, to determine the value of any such property so far as permitted by law.

                  12. To change the situs of the trust property of the trust under this Agreement and/or to change the law governing the administration of such trust in any or all respects.

                  13. To do all such acts, take all such proceedings and exercise all such rights and privileges, although not herein specifically mentioned, with respect to any such property, as if the absolute owner thereof and in connection therewith to make, execute and deliver any instruments and to enter into any covenants or agreements binding the trust hereunder.

            C. Persons dealing with the Trustee shall not be obligated to look to the application of any moneys or other property paid or delivered to the Trustee or to inquire into the Trustee's authority as to any transaction. All powers granted to the Trustee shall continue until actual distribution of the property.

            D. The Trustee (other than any beneficiary) may amend the administrative and technical provisions of the trust under this Agreement at any time as the Trustee deems appropriate for the proper administration of the trust, by acknowledged written instrument, with a copy delivered to the Settlor. The authority to amend pursuant to this Subdivision may not be exercised in any manner that would alter any beneficial interest in any trust. It is the Settlor's wish that the Trustee bear in mind the purpose for which the Settlor established the trust in exercising this authority to amend.


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                                 ARTICLE THIRD

                            Accounting and Settlement

            A. Any Trustee may at any time and from time to time render to the General Partner an account of the acts and transactions of such Trustee with respect to the income and principal of such trust, from the date of the creation of such trust or from the date of the last previous account of such Trustee, as the case may be; and the General Partner shall have full power and authority on behalf of all persons and entities interested in such trust finally to settle and adjust such account; and upon such account being settled and adjusted to the satisfaction of the General Partner, it shall be binding and conclusive upon each and every person and entity (whether or not then living or then ascertainable) who shall then or thereafter be or become interested in either the income or the principal of such trust, with like effect as a judgment of a court having jurisdiction judicially settling such account in an action in which such Trustee and all persons having or claiming any interest in such trust were parties; and the approval by the General Partner of such account shall constitute a full discharge and release of such Trustee and of the estate of any deceased Trustee for whom such account is rendered, from all further liability, responsibility and accountability for or with respect to the acts and transactions of such Trustee as set forth in said account, as to both income and principal of such trust.

            B. Nothing contained in this Article shall preclude any Trustee from having an account judicially settled or from filing periodic accounts if such Trustee shall deem such settlement or such filing advisable.

            C. If, in any accounting or other proceeding or in any nonjudicial settlement of any Trustee's account, any party to such proceeding or settlement shall be a person under a disability, service of process in such proceeding shall not be required upon such person under a disability, or such person under a disability shall not be required to join in such settlement, if there is another person, not under a disability, who is a party to the proceeding or settlement and who has the same interest as the person under a disability.

                                 ARTICLE FOURTH

                                    Trustees

            A. 1. The Trustee shall have the power to designate a successor Trustee (other than the Settlor). If within forty-five (45) days of the event creating a vacancy in the office of Trustee no designation of


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      successor Trustee shall have been made pursuant to the foregoing provisions of this Subdivision A and no Trustee shall be acting hereunder, then the Settlor shall have the power to designate a successor Trustee.

                  2. Any designation of a successor Trustee pursuant to this Article shall be made by a duly acknowledged instrument in writing designating a bank or trust company with at least $1 billion under management and with authority to act as Trustee in the jurisdiction in which the trust is then situated. Any such instrument of designation shall become effective according to its terms and shall be revocable by a similar instrument at any time before such designation shall become effective. In the event that the same person shall have executed more than one instrument designating a successor, then the instrument that shall bear the most recent date and shall be unrevoked shall govern.

            B. 1. Any Trustee may resign at any time and for any reason.

               2. Any such resignation shall be effected by a duly acknowledged instrument in writing delivered to the successor of the resigned Trustee and to the Settlor, and filed with the records of the trust to which it relates.

            C. No Trustee shall be required to give any bond or other security in any jurisdiction whatever, whether for the faithful performance of such Trustee's duties, to secure payment or payments on account of commissions, or otherwise, and if, notwithstanding this direction, any such bond or other security shall be required, no sureties shall be required thereon.

            D. 1. The Settlor agrees to pay Bank of America as compensation for its services as Trustee the fees set forth in its regularly adopted schedule of compensation for Trust Services in effect at the time such services are rendered. The Settlor agrees to pay the Trustee a minimum aggregate fee of $75,000 for services rendered under this Agreement. To the extent of cash contributed by the Settlor to the Trust as set forth on Schedule A and remaining on hand from time to time, such fees will be paid out of such cash and to that extent the Settlor will be relieved of the obligation to pay such fees as set forth in the preceding two sentences. Upon such time as the initial cash on Schedule A is exhausted, the Trustee will bill the Settlor monthly for its services. No termination fees shall apply. A copy of the Trust Services fee schedule currently in effect is shown in Exhibit 1.


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                  2. The reasonable compensation of each successor Trustee shall be fixed by agreement or as provided in the instrument of designation of such Trustee. If no agreement has been made pursuant to the foregoing provisions of this Paragraph and no compensation is specified in the instrument of designation, each successor Trustee's compensation shall be the compensation to which a sole individual Trustee of an express trust shall be entitled under New York law in effect at the time such compensation is payable.

                  3. In addition to the foregoing provisions of this Subdivision, the Trustee shall be specifically entitled to the reimbursement of any costs and expenses the Trustee incurs in connection with the administration of the trust, including, without limitation, the costs associated with engaging accountants, custodians, investment advisers and/or attorneys. Such reimbursement (i) shall be paid from the proceeds of any sale of trust property and (ii) shall occur prior to the distribution of proceeds to the beneficiaries pursuant to Subdivision A of Article FIRST. In the event proceeds are not available to reimburse such expenses within a reasonable time, the Settlor agrees to reimburse such expenses upon thirty (30) days written notice from the Trustee.

                                 ARTICLE FIFTH

                        Irrevocability and Governing Law

            This Agreement shall be irrevocable and unamendable by the Settlor. Subject to the Trustee's power to change the situs of the trust property of the trust hereunder and/or to change the law governing the administration of such trust, this Agreement and the trust hereunder shall be governed and construed in all respects according to the laws of the State of New York.

                                 ARTICLE SIXTH

                               Additions to Trust

            At any time the Settlor may add (i) Strayer Stock and (ii) any dividends with respect to such Strayer Stock to the trust hereunder, but there shall be no other additions of any property to the trust hereunder.


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                                ARTICLE SEVENTH

                                 No Assignments

            Neither the principal nor the income of the trust under this Agreement, so long as the same is held by the Trustee, shall be subject to assignment or any other anticipation by the beneficiary for whom the same is intended, nor to attachment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process.

                                 ARTICLE EIGHTH

                       Special Tax and Pourover Provisions

            A. Notwithstanding any other provision of this Agreement, the Trustee is authorized and empowered to pay over to the trustees of any other trust having substantially identical terms and conditions for the same beneficiaries any or all principal (and income on hand or accrued) out of the trust hereunder or out of property otherwise directed to be held in the trust hereunder, for the primary benefit of such beneficiary or beneficiaries, if such other trust was created by the Settlor, regardless of when such other trust was created (whether before or after the creation of the trust hereunder), and whether or not such other trust was created for the express purpose of being the repository of such principal and/or income.

            B. Notwithstanding anything to the contrary in Paragraph 7 of Subdivision B of Article SECOND hereof, the Trustee shall have the power at any time or times to lend the trust corpus or income without adequate security to the Settlor on such terms as the Trustee shall deem appropriate and to demand repayment of any such loan at any time and for any reason or for no reason. Such power may be exercised at any time, and for any reason (or for no reason), in the sole, absolute and unreviewable discretion of the Trustee with respect to the trust under this Agreement.

                                 ARTICLE NINTH

                              Rules of Construction

            A. Except as otherwise specifically provided in this Agreement, each reference herein to:


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                  1. "Distribution Event" and "Net Distribution Amount" shall have the meanings set forth in Subdivision A of Article FIRST;

                  2. "General Partner" of the Settlor shall mean New Mountain Investments, L.P., a Delaware limited partnership;

                  3. The "Internal Revenue Code," the "Code" or to a Section thereof, shall be deemed to mean and refer either to the United States Internal Revenue Code of 1986 or such Section thereof, as amended, or to such other statutory provisions as shall correspond thereto;

                  4. "Limited Partners" of the Settlor shall mean the individuals or entities listed on Schedule A of the Settlor's Limited Partnership Agreement, as amended and restated from time to time;

                  5. "Partners" of the Settlor shall mean the General Partner and the Limited Partners of the Settlor from time to time;

                  6. "Registration Rights Agreement" for purposes of Subdivision A of Article SECOND shall mean a certain Registration Rights Agreement dated May 15, 2001 entered into by and among New Mountain Partners, L.P., DB Capital Investors, L.P. and Strayer Education, Inc., a Maryland Corporation;

                  7. "Sale" shall mean any disposition of trust property (other than cash or marketable securities) for consideration consisting of cash and/or marketable securities;

                  8. "Strayer Stock" shall mean the aggregate of all stock in Strayer Education, Inc., a Maryland corporation, held at any time by the Settlor and by the Trustee as an asset of the trust fund; and

                  9. The "Trustee" shall be deemed to mean and refer to the Trustee at the time acting under this Agreement, and except as otherwise specifically provided in this Agreement, the powers, privileges and immunities and the discretions granted herein shall attach to the office of Trustee and shall continue as long as any assets are held in trust under this Agreement and until the final distribution thereof.

            B. Whenever necessary or appropriate, the use herein of any gender shall be deemed to include the other genders and the use herein of either the singular or the plural shall be deemed to include the other.


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            C. The headings in this Agreement have been inserted solely for convenient reference and shall be ignored in its construction.

            D. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

            E. This Agreement shall become effective as of the day and year first above written.

            IN WITNESS WHEREOF, the Settlor and the Trustee have hereunto set their respective hands as of the day and year first above written.

                               NEW MOUNTAIN PARTNERS, L.P., Settlor

                               By: New Mountain Investments, L.P.,
                                      its general partner

                                         By: New Mountain GP, LLC,
                                                its general partner


                                                 By:  /s/ Steven B. Klinsky
                                                      ---------------------
                                                        Steven B. Klinsky
                                                        Managing Member

                               BANK OF AMERICA, N.A., Trustee


                                                 By:  /s/ DeDe Gerhart
                                                      ----------------
                                                        DeDe Gerhart
                                                        Vice President


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STATE OF  New York)
                           :   ss.:
COUNTY OF  New York)


On December 23rd , 2003, before me, the undersigned, personally appeared STEVEN
B. KLINSKY, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person on behalf of which the individual acted, executed the instrument.

                                          /s/ Larkin Willis
                                       -----------------------------
                                            Notary Public

STATE OF   North Carolina)
                             :   ss.:
COUNTY OF   Mecklenburg)


On December 23rd , 2003, before me, the undersigned, personally appeared DEDE GERHART, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual, or the person on behalf of which the individual acted, executed the instrument and that such individual made such appearance before the undersigned in Charlotte, North Carolina.

                                          /s/ Doris W. Marsly
                                       -----------------------------
                                              Notary Public

                                                                       Exhibit I
                                                                       ---------

                                                          [BANK OF AMERICA LOGO]

The Private Bank

TRUST SERVICES

SCHEDULE OF FEES

      As your trustee, The Private Bank at Bank of America will provide trust management services, and is also able to provide portfolio management and safekeeping of securities, if you choose. In addition, collection and distribution of interest and dividends, execution of the purchase or sale of securities, daily cash investment, and periodic investment reports and transaction statements are provided. If your account is invested in Nations Funds, see the prospectus for information on fund expenses.

ANNUAL FEES ON MARKET VALUE OF FINANCIAL ASSETS

RATE                                       CURRENT MARKET VALUE
----                                       --------------------
1.45% on the first                              $1,000,000
0.90% on the next                               2,000,000
0.70% on the next                               2,000,000
0.55% on the next                               5,000,000
0.45% on the balance over                       10,000,000


The minimum annual market value fee for all assets included in these trust services is $8,000.

Fees in accordance with published schedules will apply for investments in the Consulting Group Portfolios (Portfolio Selects Program), tax return preparation, management and valuation of closely held business interests, oil and gas services, note and mortgage services, real estate property management and distributions. Charges for asset distributions and terminations will reflect the time, effort and costs involved.

When special or unusual services are required, outside of the published fee schedules, our fee will include reasonable additional compensation, out-of-pocket expenses, or both, based upon the nature of service and the extent of the duties and responsibility assumed.

Fees are subject to change and are computed and charged monthly.

                                   SCHEDULE A

                   Seventy-Five Thousand Dollars ($75,000.00)